Exhibit 99.1

NEWS RELEASE

SECURITY FEDERAL CORPORATION ANNOUNCES INCREASE IN EARNINGS FOR THE QUARTER AND THE YEAR

Aiken, South Carolina (January 26, 2015) - Security Federal Corporation (“Company”) (OTCBB:SFDL), the holding company for Security Federal Bank (“Bank”), today announced earnings for the year ended December 31, 2014. Net income available to common shareholders increased $2.0 million or 60.3% to $5.4 million or $1.82 per common share (basic) for the year ended December 31, 2014 compared to $3.4 million or $1.14 per common share (basic) for the year ended December 31, 2013. The increase was primarily the result of an increase in net interest income combined with a decrease in the provision for loan losses.

The Company’s net interest spread increased 17 basis points to 2.98% for the year ended December 31, 2014, compared to 2.81% for the year ended December 31, 2013. The improvement in net interest spread was achieved through a lower cost of funds as total interest expense decreased $1.7 million or 22.8% for the year ended December 31, 2014, compared to the year ended December 31, 2013. The decrease in interest expense was partially offset by a $965,000 decline in interest income. Consistent with the increase in the interest spread, net interest income increased $755,000 or 3.3% to $23.7 million for the year ended December 31, 2014 compared to $22.9 million for the year ended December 31, 2013.

For the year ended December 31, 2014, the provision for loan losses was $450,000, a $2.2 million or 83.0% decrease from $2.6 million for the comparable period in 2013. Net charge-offs were 0.67% of gross loans during the year ended December 31, 2014 compared to 1.01% for the same period in 2013 and the allowance for loan losses represented 358.0% of net charge-offs during the year ended December 31, 2014 compared to 275.2% of net charge-offs during the comparable period in 2013.

Non-interest income decreased $733,000 or 10.6% to $6.2 million for the year ended December 31, 2014 from $6.9 million for the year ended December 31, 2013. The decrease is primarily the result of an $889,000 decrease in the gain on sale of investments partially offset by a $215,000 increase in Bank Owned Life Insurance. Non-interest expense decreased $765,000 or 3.5% to $21.3 million for the year ended December 31, 2014, compared to $22.0 million for the year ended December 31, 2013.  The decrease is primarily the result of a $1.0 million decrease in the net cost of operation of other real estate owned.  The net cost of operation of other real estate owned includes all expenses associated with other real estate owned including write-down in value and gain or loss on sales of other real estate owned incurred during the period. Write-downs on other real estate owned decreased to $505,000 for the year ended December 31, 2014 compared to $1.4 million for the year ended December 31, 2013.

The Company reported net income available to common shareholders of $1.2 million or $0.41 per common share (basic) for the quarter ended December 31, 2014, an increase of $102,000 or 9.2% compared to net income of $1.1 million or $0.38 per common share (basic) for the quarter ended December 31, 2013. The increase was primarily the result of an increase in non-interest income.

Non-interest income for the quarter ended December 31, 2014 increased $338,000 or 23.0% to $1.8 million compared to $1.5 million for the same quarter in 2013.  This increase was primarily due to a $172,000 increase in grant income and a $97,000 increase in the gain on sale of investments.  The grant income was awarded by the Bank Enterprise Award Program in recognition of the Bank’s investments in distressed communities and its continued commitment to community development. The amount of the award increases as the Bank’s investment in these areas increases.

The net interest spread increased 19 basis points to 3.02% for the quarter ended December 31, 2014, compared to the quarter ended December 31, 2013.  The improvement in net interest spread was achieved through lower cost of funds as total interest expense decreased 17.7% for the quarter ended December 31, 2014 compared to the same period in the prior year.  The decrease in interest expense was partially offset by slightly lower interest income. Consistent with the increase in interest spread, net interest income increased $200,000 or 3.5% to $5.9 million for the quarter ended December 31, 2014, compared to $5.7 million for the quarter ended December 31, 2013.

For the quarter ended December 31, 2014, non-interest expense increased $138,000 or 2.5% to $5.6 million compared to $5.5 million for the same quarter in 2013.  The increase was due to a $197,000 increase in other general and administrative expenses partially offset by a $248,000 decrease in the net cost of operation of other real estate owned.

Total assets at December 31, 2014 were $825.4 million, a decrease of $23.9 million or 2.8%, compared to $849.2 million at December 31, 2013. Net loans receivable decreased $19.0 million or 5.3% to $339.9 million at December 31, 2014 from $358.9 million at December 31, 2013.  Total deposits increased $1.4 million or 0.2% to $660.1 million at December 31, 2014 compared to $658.7 million at December 31, 2013.  Federal Home Loan Bank advances, other borrowings, convertible senior debentures and subordinated debentures decreased $34.3 million or 32.1% to $72.7 million at December 31, 2014 from $107.0 million at December 31, 2013.

Security Federal Bank has 13 full service branch locations in Aiken, Clearwater, Graniteville, Langley, Lexington, North Augusta, Wagener, Columbia and West Columbia, South Carolina and Evans, Georgia. A full range of financial services, including trust and investments, are provided by the Bank and insurance services are provided by the Bank’s wholly owned subsidiary, Security Federal Insurance, Inc.

The Bank held a groundbreaking ceremony on January 15, 2015 for its newest branch in Irmo, South Carolina. The new location, scheduled for opening in mid-2015, will be a full-service branch offering depository banking as well as commercial, personal and mortgage lending. This branch will offer cutting-edge features and technology including the ability to make deposits by ATM and through a mobile device.

For additional information contact Jessica Cummins, Chief Financial Officer, at (803) 641-3000.

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties.  The Company’s actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to, interest rate fluctuations; economic conditions in the Company’s primary market area; demand for residential, commercial business and commercial real estate, consumer, and other types of loans; success of new products; competitive conditions between banks and non-bank financial service providers; legislative or regulatory changes that adversely affect the Company’s business including changes in regulatory policies and principles, and changes related to the Basel III requirements, the impact of the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations, including the interpretation of regulatory capital or other rules; the ability to attract and retain deposits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; technology factors affecting operations; pricing of products and services; and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2014.  Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.  The Company undertakes no responsibility to update or revise any forward-looking statement.

SECURITY FEDERAL CORPORATION
UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share amounts)

INCOME STATEMENT HIGHLIGHTS

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Total interest income	$7,263	$7,357	$29,482	$30,447

Total interest expense	1,370	1,664	5,813	7,533

Net interest income	5,893	5,693	23,669	22,914

Provision for loan losses	250	-	450	2,645

Net interest income after
provision for loan losses	5,643	5,693	23,219	20,269

Non-interest income	1,808	1,470	6,163	6,896

Non-interest expense	5,602	5,464	21,268	22,033

Income before income taxes	1,849	1,699	8,114	5,132

Provision for income taxes	528	480	2,303	1,341

Net income	$1,321	$1,219	$5,811	$3,791

Preferred stock dividends	110	110	440	440

Net income available to common
shareholders	$1,211	$1,109	$5,371	$3,351

Earnings per common share (basic)	$0.41	$0.38	$1.82	$1.14

Earnings per common share (diluted)	$0.40	$0.36	$1.75	$1.12

	BALANCE SHEET HIGHLIGHTS

	December 31, 2014	December 31, 2013	% Change

Total assets	$825,364	$849,248	-2.81%

Cash and cash equivalents	10,193	7,630	33.59%

Total loans receivable, net	339,874	358,917	-5.31%

Investment and mortgage-backed securities	429,701	431,003	-0.30%

Deposits	660,115	658,697	0.22%

Borrowings	72,662	106,982	-32.08%

Shareholders' equity	87,435	77,990	12.11%

Book value per share	$22.23	$19.02	16.88%

Total risk based capital ratio (1)	24.43%	21.82%	11.96%

Non performing assets	16,971	13,960	21.57%

Non performing assets to total assets	2.06%	1.64%	-42.05%

Allowance as a percentage of gross loans, held for investment	2.41%	2.78%	-13.31%

(1)- This ratio is calculated using Bank only information and not consolidated information.